Exhibit 99.1
Press Release Dated November 30, 2006

News Release
November 30, 2006

Farmers Capital Bank Corporation Completes Sale of Kentucky Banking Centers, Inc.

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that it completed the pending sale of its wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”) in Glasgow, Kentucky to Citizens First Corporation in Bowling Green, Kentucky for approximately $20 million in cash. The Company intends to use part of the cash proceeds from the sale to repay short-term borrowings drawn upon in connection with its acquisition of Citizens National Bancshares, Inc. that closed effective October 1, 2006.

The majority of the Company’s operations are located in and around the larger population areas of Central and Northern Kentucky. The sale of KBC allows the Company to focus its resources on geographical areas it has determined to have the highest potential, including new and existing markets.

The Company is a financial holding company headquartered in Frankfort, Kentucky and had total deposits of $1.2 billion as of September 30, 2006. The Company now operates 37 banking locations in 24 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, an insurance company, and a mortgage company. The Company’s stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Capital Market tier, under the symbol FFKT.